Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Strategic Partners Style Specific Funds:

We consent to the incorporation by reference, in this registration statement (No. 333-136542) on Form N-1A, of our reports dated September 22, 2006 on the statements of assets and liabilities of the Strategic Partners Large Capitalization Value Fund, Strategic Partners Small Capitalization Value Fund, Strategic Partners Total Return Bond Fund and Jennison Conservative Growth Fund (constituting Strategic Partners Style Specific Funds, hereafter referred to as the “Funds”), including the portfolios of investments as of July 31, 2006, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the three-year period then ended. The financial statements and financial highlights and our report thereon are included in the Annual Report of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights” in the Prospectus and “Other Service Providers” and "Financial Statements" in the Statement of Additional Information.

KPMG LLP

New York, New York

September 28, 2006